Exhibit 99.1

HOLLY CORPORATION ANNOUNCES FAVORABLE OPINION ISSUED IN LAWSUIT WITH FRONTIER OIL CORPORATION

      DALLAS, TX, May 2, 2005 — Holly Corporation (NYSE-HOC) today announced that a favorable opinion has been issued by the Delaware Court of Chancery in a lawsuit between Holly and Frontier Oil Corporation concerning a 2003 merger agreement between the two companies. The Court ruled that Frontier had breached the merger agreement and that Holly had not breached the merger agreement. The Court also ruled that Holly was entitled to only nominal damages because Frontier’s breach did not harm Holly, that Frontier was entitled to no payment from Holly, and that Holly did not sustain its position on other issues that would have resulted in a more substantial damages award to Holly. Each company has the right to appeal the Court’s rulings to the Delaware Supreme Court.

      Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a 48% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE “HEP”), which through subsidiaries owns or leases approximately 1,500 miles of refined product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.

FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555